Exhibit 99.2
For Immediate Release

Contact:
Sinoenergy Corporation	CCG Elite Investor Relations Inc.
Ms. Laby Wu, CFO	Mr. Crocker Coulson, President
Phone: +86-10-8492-8149	Phone: +1-646-213-1915 (New York)
Email: labywu@gmail.com	Email: crocker.coulson@ccgir.com

Sinoenergy Corporation Increases Ownership of Subsidiary

Qingdao, March 19, 2007--Sinoenergy Corporation (OTC Bulletin Board: SNEN), (“Sinoenergy”) or (the “Company”), a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment and a designer, developer and operator of CNG filling stations in China, announced today that it has increased its ownership stake in Qingdao Sinogas Yuhan Chemical Equipment Co., Ltd. (“Yuhan”) from 80% to 90% by purchasing additional 10% of the shares held by Qingdao Kangtai Machinery Equipment Manufacture Co., Ltd.. (“Kangtai”) for approximately US $520,000.

This equity purchase deal is the second purchase of stock in Yuhan pursuant to an existing agreement. Pursuant to an amendment to the agreement, the Company has the right to buy the remaining 10% interest in Yuhan during the first six months of 2008 for US $520,000.

The Company has obtained Chinese government approval for these purchases. Yuhan has licenses issued by the Chinese government to design and manufacture pressure containers. Its main products are non-standard pressure containers that are used in chemical, refining, power plant and fertilizer industries.

Yuhan plans to refocus its efforts towards the design, manufacture and installation of key components that are closely related with compressed natural gas (CNG) and liquid natural gas (LNG) storage and related systems of CNG purifying and processing plants.

“We are pleased to be able to increase our interest in our Yuhan subsidiary and plan to continue to develop this as a platform to manufacture a variety of critical CNG and LNG infrastructure products that will support our goal of becoming a major supplier to the fast growing clean burning CNG-powered vehicle market in China,” said Mr. Deng Tianzhou, Chairman of Sinoenergy Corporation.

About Sinoenergy:
Sinoenergy is a manufacturer of compressed natural gas (CNG) vehicle and gas station equipment as well as a designer, developer and operator of CNG stations in China. In addition to its CNG related products, the Company also manufactures a wide variety of pressure containers for use in different industries, including the design and manufacture of various types of pressure containers in the petroleum and chemical industries, the metallurgy and electricity generation industries and the food and brewery industries.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, risks related to the introduction of new products, enhancement of margins, and transformation of the business focus of Yuheng, the achievement of profitability targets by Yuheng and the acquisition of the remaining ownership interests by Sinoenergy, the Company’s ability to raise additional capital to finance the Company’s activities; the effectiveness, profitability, and the marketability of its products; legal and regulatory risks associated with the share exchange; the future trading of the common stock of the Company; the ability of the Company to operate as a public company; the period of time for which its current liquidity will enable the Company to fund its operations; the Company’s ability to protect its proprietary information; general economic and business conditions; the volatility of the Company’s operating results and financial condition; the Company’s ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company’s filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, they cannot assure you that their expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

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